  Exhibit 10.1

March 7, 2017

Grandparents.com, Inc. Attn: Clement S. Dwyer, Jr. and Andrew Foote Independent Committee of the Board of Directors of Grandparents.com 589 Eight Avenue, 6th Floor New York, New York 10018

Re:
Grandparents.com, Inc.
Retention of The Rising Group Consulting, Inc. for Restructuring and Bankruptcy Services

Dear Mr. Dwyer & Mr. Foote:
This letter agreement (the “Agreement”) confirms the terms and conditions of the engagement of The Rising Group Consulting, Inc. (“TRGC”) by Grandparents.com, Inc. and its subsidiaries, American Grandparents Association LLC, Grandparents Insurance Solutions LLC, Grand Card LLC, and Grandcorps LLC (collectively, “Client Group”) to employ Joshua Rizack (“Rizack”) TRGC’s Senior Managing Director, as the Chief Restructuring Officer to Client Group as more fully set forth herein.

1. SERVICES TO BE PROVIDED.

We have been informed that the Board of Directors of Client Group is exploring options to restructure the capital structure of Client Group or engage in a transaction to sell all or substantially all of Client Group's assets. In connection with these activities, you have requested us to provide the following professional services upon adoption of a resolution by the Board of Directors of the Client Group so providing, Rizack will be appointed as the Chief Restructuring Officer (“CRO”) of the Client Group and shall serve in that capacity subject to the oversight, guidance, control and direction of the Board of Directors and at such Board’s pleasure, to perform the following functions:

(1)
Advise and assist management in evaluating and challenging the Client Group’s short-term cash flow projections, including underlying assumptions.

(2)
Direct the Client Group in the operation of its business..

(3)
Prepare operating reports in the Chapter 11 case as required by applicable bankruptcy rules and US Trustee Guidelines.

(4)
Prepare a debtor in possession financing budget in the Chapter 11 case and negotiate the terms of any financing.

606 POST ROAD EAST, 614  WESTPORT  CT 06880
TELEPHONE: (203) 227-4115  EMAIL: JRIZACK@THERISINGGROUP.COM

Grandparents.com
March 7, 2017

(5)
Evaluate and formulate the Client Group’s business plan, including underlying assumptions. Such business plan will be used as a basis for developing capital restructuring alternatives.

(6)
Advise in developing long-term capital restructuring alternatives.

(7)
Negotiate and implement Client Group’s selected capital restructuring plan with various creditors and other parties in interest, as necessary.

(8)
Advise and assist the Client Group regarding contingency planning including planning for a chapter 11 proceeding if required.

(9)
If required, direct the Client Group in its Chapter 11 proceeding, including retaining financial advisors, accountants and other professionals as necessary.

(10)
If required, institute and prosecute all legal proceedings necessary, including, but not limited to, turnover, preferences, and/or fraudulent conveyance actions in order to recover property of the Estate

(11)
Periodically provide information deemed by the CRO to be reasonable and relevant to the Client Group and its member and/or managers to apprise them of the status and progress of the CRO’s activities.

(12)
Such other services as you request and we agree to perform.

In addition to the specific services listed above that we will perform, we understand that we may participate, at your request and to the extent we deem appropriate, in meetings and discussions with Client Group, the investors, other creditor constituencies, and with their respective professionals.

Our work will be performed on a “level-of-effort” basis; that is, the depth of our analyses and extent of our authentication of the information on which our advice to you will be predicated may be limited in some respects due to the extent and sufficiency of available information, time constraints dictated by the circumstances of our engagement and proposed staffing, and other factors. Moreover, we do not contemplate examining any such information in accordance with generally accepted auditing or attestation standards. Rather, it is understood that, in general, we are to rely on information disclosed or supplied to us by employees and representatives of Client Group without audit or other detailed verification of their accuracy and validity.

Our work commenced as of March 9, 2017, prior to the filing of the Chapter 11 petitions by the Client Group, and all of such work shall be governed by the terms hereof.

It is our intention to work closely with you and your advisers throughout our engagement. Regular discussions with you of our engagement should facilitate our progress and provide you with relevant information and an ongoing opportunity to confirm or request that we modify the scope of our engagement to best serve your objectives.

Grandparents.com
March 7, 2017

In order for us to perform our services, it will be necessary to have access to Client Group’s facilities and to certain books, records and reports of Client Group, as well as of those of the management companies that manage the Client Group’s assets (the “Management Companies”). In addition, we will need to have discussions with Client Group and Management Companies management, and certain other personnel. We will use commercially reasonable efforts to perform our services in a manner that will permit the business operations of Client Group to proceed in an orderly fashion, subject to the requirements of this engagement. We understand that Client Group and the Management Companies have agreed to cooperate with our personnel and to make available to us its personnel and its books, records and other data sources relevant to our needs.

We will submit, to the extent we deem necessary, periodic oral and/or written reports summarizing our evaluations and analyses based on our work pursuant to this engagement letter to the extent reasonably requested from time to time. Our reports will encompass only matters that come to our attention in the course of our work that we perceive to be significant in relation to the objectives of our engagement. However, because of the time and scope limitations implicit in our engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matters or perceive their significance. Accordingly, we will be unable to and will not provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice to you may be based. In addition, we will state that we have no obligation to and will not update our reports or extend our activities beyond the scope set forth herein unless you request and we agree to do so.

TRGC shall not perform, directly or indirectly, solicitation services in connection with any transaction providing for the exchange of any security between Client Group and any third party.

2. TERM.

Client Group may terminate this engagement hereunder at any time without cause by giving TRGC written notice accompanied by payment of any unpaid fees, reimbursement of expenses or indemnification payments due as of the time of such termination.

Rizack and TRGC may resign upon written notice to Client Group and such resignation shall, effective as of the date thereof, relieve Rizack and TRGC of any further duties hereunder. Notwithstanding the foregoing, the obligations of Client Group under paragraph 5 hereof shall survive the termination of this agreement and the completion of TRGC engagement and shall remain in full force and effect.

The term of this agreement shall be until the effective date of a plan of reorganization in the Chapter 11 case except as set forth above.

3. FEES.

(a) In consideration for TRGC using commercially reasonable efforts to perform the services to be provided pursuant to Section 1, Client Group shall pay TRGC based on the fees below:

Grandparents.com
March 7, 2017

(b) i) Monthly fee of $25,000 per month and;

ii) Success Fee – A success fee will be payable in cash upon consummation of any arrangement (contractual, non-contractual, or pursuant to a plan of reorganization) where all or a material portion of the Client Group’s existing debt or capital structure is amended, restructured or reconfigured on terms acceptable to the Client Group (e.g., interest-rate, amortization, dilution of existing equity holders, issuance of new equity, exchange of old indebtedness for new indebtedness, etc.) (collectively, a “Restructuring Transaction”) or pursuant to a sale of all or substantially all of the assets or equity securities of the Company (collectively, a "Sale Transaction"). The term “Restructuring Transaction” shall mean any recapitalization or restructuring (including, without limitation, through any exchange, conversion, cancellation, forgiveness, retirement and/or a material modification or amendment to the terms, conditions or covenants thereof) of the Client Group’s preferred equity and/or debt securities and/or other indebtedness or obligations (including lease obligations, trade credit facilities and/or tort obligations), including pursuant to a repurchase or an exchange transaction, a plan or solicitation of consents, waivers, acceptance or authorizations. The term “Sale Transaction” shall mean any sale involving all or substantially all of the assets or equity securities of one or more entities comprising the Company, through a sale under section 363 of the Bankruptcy Code or otherwise. The fee for the Restructuring Transaction shall be equal to $200,000 (the "Restructuring Success Fee"). The fee for the Sale Transaction shall be equal to the total of $125,000 (the "Sale Success Fee"). If the Client Group announces, consummates or enters into an agreement with respect to one or more Restructuring or Sale Transactions during the term of this engagement or during the Tail Period, then the Client Group shall pay TRGC, immediately upon consummation, a non-refundable cash fee, equal to the Restructuring Success Fee or Sale Success Fee, as the case may be.

If, at any time prior to 12 months after the cessation of services performed by TRGC under this engagement, a restructuring is consummated, whether or not the Client Group has then engaged the services of another professional, TRGC will be entitled to payment in full of the compensation described in the above contingent fee paragraph. The right to receive the success fee for the period of 12 months shall continue even if the Client Group has terminated this engagement (the "Tail Period").

If needed, Associates will be billed at $250 per hour and support personnel at $100 - $150 per hour.

A retainer in the amount of Fifty thousand dollars ($50,000) will be due upon signing of this agreement.

In addition to the fees above, if TRGC determines that additional staff is necessary (in addition to Mr. Rizack), it may engage additional consultants and assign them to this project. The additional fees for the services of such additional consultants set forth above will be based on the hours charged at TRGC’s standard hourly rates that are in effect when the services are rendered; TRGC’s rates generally are revised semi-annually.

Grandparents.com
March 7, 2017

Without limiting the foregoing, Client Group acknowledges that (i) no results have been guaranteed or represented by Rizack or TRGC to Client Group, (ii) TRGC is not obligated to produce any specific deliverables, and (ii) the sole obligation of TRGC hereunder is to make Joshua Rizack reasonably available to perform services as CRO that TRGC deems necessary or appropriate during the term of this engagement.

TRGC will be required to apply to the Court for the payment of compensation for services rendered and reimbursement of actual and necessary documented out-of-pocket expenses, in accordance with applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the guidelines promulgated by the Office of the U. S. Trustee, the Local Rules for the United States Bankruptcy Court for the District where any Bankruptcy Case is commenced (the "Local Rules") and orders of the Bankruptcy Court, and pursuant to any additional procedures that may be established by the Bankruptcy Court for these particular cases. Client Group will use its best efforts to seek Bankruptcy Court authority to compensate TRCG on a monthly basis upon the submission of monthly fee statements to Bankruptcy Court without the need to file detailed quarterly fee applications.

Client Group shall seek Bankruptcy Court authority to retain TRGC pursuant to the terms of this agreement and NUNC PRO TUNC TO the date the Client Group’s petitions are filed. For the avoidance of doubt, this Agreement is effective prior to the filing of the Chapter 11 petitions and the Bankruptcy Court approval is only necessary for the post-petition term of this Agreement.

4. EXPENSE REIMBURSEMENT.

Subject to the last sentence of this section 4, in addition to the fees payable under Section 3, Client Group shall reimburse TRGC for all reasonable out-of-pocket expenses in connection with this Agreement.

Reasonable out-of-pocket expenses include, but are not limited to, telephone, telefax, printing, courier service, accommodations and travel. Reimbursement by Client Group of out of pocket expenses are subject to TRGC providing a written itemization of such expenses.

5. INDEMNIFICATION & CONFIDENTIALITY.

Client Group shall indemnify and hold harmless TRGC, and its personnel, agents, officers members, successors and assigns from any and all third party claims, liabilities, damages, losses, costs, and expenses, including reasonable expenses and attorney’s fees (collectively, “Losses”), relating to the services under this Agreement, except to the extent that it is judicially determined by a final order of a court of competent jurisdiction that such Losses directly resulted from the gross negligence or willful misconduct of Rizack or TRGC.

Throughout the term of TRGC’s engagement, TRGC shall have in effect its own errors & omission liability insurance providing for aggregate coverage in an amount not less than $2,000,000.00 and upon terms satisfactory to Client Group covering TRGC and its employees, agents and representatives in all matters relating to Client Group. Such insurance shall have “tail” or continuation coverage upon cancellation or termination satisfactory to Client Group. As an officer of the Client Group, Client Group shall use its best efforts to add Rizack to Client Group's director’s and officer’s liability policies, which shall serve as primary director's and officer's liability coverage for Rizack.

Grandparents.com
March 7, 2017

In no event shall TRGC be liable to Client Group, for any loss, damage, cost or expense attributable to any act, omission or misrepresentations by Client Group, its directors, employees or agents.

Client Group agrees that under no circumstances will TRGC or its employees, agents, representatives, members or personnel (collectively “Representatives”) be liable to Client Group or its agents, equity holders, officers or directors, or any third party, for any claims, liabilities, damages, losses or expenses (collectively with those Losses defined above, the “Losses”) relating to this engagement pursuant to this engagement, except to the extent a final non-appealable order of a Court of competent jurisdiction finds TRGC directly liable for gross negligence or willful misconduct which caused such Losses, and in no event shall TRGC’s aggregate liability to Client Group and/or third parties exceed the amount of fees Client Group paid to TRGC during the term of the engagement contemplated hereby. In no event will TRGC or its Representatives be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to this engagement. These indemnification provisions and limitations of liability extend to the Representatives of TRGC (it being understood that, in the absence of gross negligence or willful misconduct by any such individual, there shall be no recourse to such individuals).

The obligations of Client Group and TRGC under this section shall be in addition to any other obligations which Client Group and TRGC may otherwise have and shall be binding upon you and inure to the benefit of any successors, assigns, heirs, affiliates, and personal representatives of Client Group or TRGC. The foregoing provision shall survive any termination or expiration of our engagement hereunder and the filing of any bankruptcy proceeding under chapter 7 or chapter 11 of the Bankruptcy Code.

TRGC agrees to hold all Confidential Information in strict confidence and trust for the sole benefit of Client Group and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove any Confidential Information from Client Groups’ premises, except (i) during the term of this Agreement TRGC may use the Confidential Information to the extent necessary to carry out CRO’s responsibilities under this Agreement, and (ii) as specifically authorized in writing by the Client Group, and (iii) as required by legal process, including any subpoena. “Confidential Information” shall mean all Client Group proprietary information, technical data, trade secrets, know-how and any idea in whatever form, tangible or intangible, including without limitation, research, product plans, customer lists, markets, computer software, computer programs, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, business strategies and financial data and information, including but not limited to creations, whether or not marked as “Confidential.” “Confidential Information” shall also mean information received by Client Group from customers of Client Group or other third parties subject to a duty to keep confidential.

Confidential Information shall not include any document or thing that is, (a) other than as a result of violation of this agreement by TRGC, publicly filed, (b) other than as a result of violation of this agreement by TRGC, part of any public filing, (c) other than as a result of violation of this agreement by TRGC, made available to the public, (d) other than as a result of violation of this agreement by TRGC, placed in the public domain, (e) independently developed or discovered by TRGC, (f) disclosed to TRGC at any time by any party having no obligation of confidentiality with respect to such Confidential Information, or (g) required to be disclosed to comply with applicable laws or regulations, or with a subpoena, court or administrative order or other process.

Grandparents.com
March 7, 2017

NEW YORK LAW TO GOVERN.

This agreement shall be governed by the laws of the state of New York and may not be amended or modified except as agreed upon in writing by both parties.

6. SURVIVAL.

The limitation on liability, confidentiality, compensation, jurisdiction and trial provisions contained in this engagement letter shall survive the completion or termination of this engagement.

7. E-MAIL COMMUNICATIONS.

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that e-mails from us will be properly delivered and read only by the addressee. You agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of e-mail transmissions.

8. EXCLUSIONS.

This engagement does not include any services not specifically identified in this Agreement or, to the extent payment is made to cover services rendered during specific periods of time, services performed at any other time. Any additional services requested by you will be subject to a separate written understanding before the additional services are commenced and billed at our standard hourly rates.

9. DISTRIBUTIONS OF REPORTS.

Any analysis, conclusions and any reports we may elect to provide are for your use solely to assist you in the above-referenced matter. They are not to be used for any other purpose, or disseminated to any other party for any purpose, without our express written consent. Any summary of, or reference to any oral presentation we make, or other references to TRGC in connection with the matter, will be, in each instance, subject to TRGC’s prior review and written approval, except as may be required by a governmental agency or court. Any communications or reports from us will not be included in, summarized or referred to in any manner in any materials distributed to the public or any third party without TRGC’s express prior written consent.

10. GENERAL.

(1)
Authority, The CRO shall be authorized and empowered to execute by himself on behalf of and bind Client Group with respect to all contracts or agreements entered into or terminated by Client Group, all pleadings and motions filed with the Bankruptcy Court, including without limitation all loan documents and pleadings in connection with any Debtor in Possession financing, all documents concerning and sale or transfer if any assets or property of Client Group and assumption and assignment of executor contracts pursuant to an order of the Bankruptcy Court, all documents necessary to implement or effectuate a plan of reorganization for and all such other documents as the Bankruptcy Court shall authorize or direct.

Grandparents.com
March 7, 2017

(2)
Force Majeure. Neither party shall be liable to the other for any delay or failure to perform any of the Services or obligations set forth in this Agreement due to causes beyond its reasonable control.

(3)
Partial Invalidity. If any provision of this Agreement is determined to be invalid under any applicable statue or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable.

(4)
Headings. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

(5)
Independent Contractor. TRGC, in furnishing services to Client Group, is strictly an independent contractor. TRGC does not undertake to perform any regulatory or contractual obligation of Client Group or to assume any responsibility for Client Group’s business or operations. Client Group agreed that Rizack will provide services as CRO as required and agrees that the CRO will continue as Senior Managing Director of TRGC and may continue to provide his services to other clients during the term of this agreement.

(6)
Waiver. No waiver, delay or omission by either party in exercising any right or power shall impair such right or power or be construed to be a waiver. A waiver by either party of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach or of any other covenant. No waiver or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such waiver or discharge is sought to be enforced.

(7)
Entire Agreement. This agreement supersedes all prior agreements made between the parties. This agreement is the entire understanding of the parties thereto and no amendment to this agreement shall be effective unless it is in a writing executed by TRGC and Client Group.

(8)
Successors and Assigns. This Agreement and all rights and obligations thereunder shall be binding upon and inure to the benefit of each party’s successors, but may not be assigned without the prior written consent of the other party.

(9)
Counterparts. This engagement letter may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

(10)
Bankruptcy Court Approval. This agreement may be subject to and conditioned upon the approval of the Bankruptcy Court, which Client Group agrees to seek approval promptly after any member of the Client Group files for bankruptcy.

Grandparents.com
March 7, 2017

Please confirm that the foregoing is in accordance with your understanding by signing and returning to TRGC the enclosed duplicate of this Agreement.

The Rising Group Consulting, Inc. By: /s/ Joshua Rizack Joshua Rizack President

Agreed to and Accepted this
7th day of March, 2017

GRANDPARENTS.COM

/s/ Clement S. Dwyer, Jr.
By: Clement S. Dwyer, Jr.
Its: Chairman of the Board

AMERICAN GRANDPARENTS ASSOCIATION LLC

/s/ Clement S. Dwyer, Jr.
By:
Its:

GRANDPARENTS INSURANCE SOLUTIONS LLC

/s/ Clement S. Dwyer, Jr.
By:
Its:

Grandparents.com
March 7, 2017

GRAND CARD LLC

/s/ Clement S. Dwyer, Jr.
By:
Its:

GRANDCORPS LLC

/s/ Clement S. Dwyer, Jr.
By:
Its: